UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 9, 2011

SHENGDATECH, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or other jurisdiction of incorporation)

001-31937	26-2522031
(Commission	(IRS Employer
File Number)	Identification No.)

35th Floor, World Plaza 855 South Pudong Road, Pudong District, Shanghai 200120 People’s Republic of China
(Address of principal executive offices)

86-21-5835-9979
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - Financial Information

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

Pursuant to the terms of an Indenture, dated as of May 28, 2008 (the “Indenture”), between ShengdaTech, Inc. (the “Company”) and The Bank of New York (the “Trustee”), holders of the Company’s 6.0% Convertible Senior Notes due 2018 (the “Notes”) had the contractual right (the “Put Option”) to require the Company to purchase on June 1, 2011 (the “Purchase Date”) any or all of the outstanding Notes held by each such holder at a purchase price of 100% of the principal amount thereof, plus any accrued and unpaid interest up to but excluding the Purchase Date, payable in cash (the “Purchase Price”).  In accordance with the terms of the Indenture and the Notes, a notice of the Put Option was sent to holders of the Notes.  As of May 24, 2011, the deadline for holders to exercise the Put Option, holders of all of the Notes had exercised the Put Option in the aggregate sum of $25,578,000.  The Company did not pay the Purchase Price for the Notes on the Purchase Date.  Based on the nonpayment, the aggregate principal amount of the Notes, plus any accrued and unpaid interest and any other amounts due and owing on the Notes could be declared immediately due and payable by the Trustee or by holders of 25% or more of the aggregate principal amount of the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2011	shengdatech, Inc.

	By:	/s/ A. Carl Mudd
	Name:	A. Carl Mudd
	Title:	Chairman and Chief Executive Officer